Exhibit 99.1

FOR IMMEDIATE RELEASE
AFFINITY GAMING ANNOUNCES CEO TRANSITION PLAN

Las Vegas, NV - February 10, 2014 - Affinity Gaming, an owner and operator of regional casino properties in key United States gaming markets, announced today that David D. Ross will step down as the Company's Chief Executive Officer when a successor is named. In addition, Mr. Ross stepped down as a member of the Board of Directors, effective February 7th, 2014, as part of this transition.

The Board has formed a search committee, which will be led by Richard S. Parisi, Chairman of the Board, and Thomas M. Benninger, Director and Chairman of the Board’s Compensation Committee. Mr. Ross has signed a contract through July 31, 2014, enabling the Board to initiate a thorough search for a successor.

“We want to thank David for his outstanding service to Affinity Gaming, especially for his efforts in stabilizing operations and getting the company back on track as it emerged from bankruptcy at the end of 2010,” said Mr. Parisi. “We also appreciate David staying on as CEO in the interim to assist in facilitating a smooth transition. His continued presence will enable us to find the right individual to lead the Company in its next phase of growth by building on the strong foundation David has helped to create.”

“I am proud of what we accomplished at Affinity during my tenure as CEO,” said Mr. Ross. “Over the last three years, we successfully emerged from bankruptcy and have repositioned the Company for growth through several important strategic transactions. During my time at Affinity, we restructured our balance sheet, sold off non-core properties and have diversified our asset base from a largely Nevada-based casino and slot route operator into a well-capitalized and solidly positioned regional casino operator. While I will miss everyone at Affinity Gaming, I’m confident the Company’s best days are still ahead and that the exceptional team of employees currently in place will ensure its ultimate success.”

About Affinity Gaming
Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of eleven casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact
Affinity Gaming
3755 Breakthrough Way, Suite 300
Las Vegas, NV 89135
(702) 341-2400
ir@affinitygaming.com